Exhibit 99.1

   CIENA Reduces Debt with Full Redemption of 5% Convertible Notes Originally
                          Issued by ONI Systems Corp.

    LINTHICUM, Md.--(BUSINESS WIRE)--Nov. 18, 2003--CIENA(R) Corporation (NASDAQ:CIEN), a leading global provider of innovative network solutions, today announced that it has taken additional steps to improve its strong cash position, commencing a full redemption of all the outstanding 5% Convertible Subordinated Notes due October 15, 2005. The notes were originally issued by ONI Systems Corp. and were assumed by CIENA in its acquisition of ONI in June 2002. The principal amount of the outstanding 5% Notes is approximately $48 million. On the redemption date, December 19, 2003, CIENA will pay holders 102% of the outstanding principal amount of the notes plus accrued interest.
    By redeeming the notes, CIENA will reduce its annual interest expense and eliminate the need to repay the debt at maturity in 2005. The redemption should result in a net cash saving to the Company of approximately $2 million over the remaining two-year life of the notes, based on the spread between the interest payments on the notes and the income generated from investing the principal at current rates of return. The Company expects to record a book loss of approximately $8.2 million related to the extinguishment of this debt due to the fact that the accreted book value of the notes will be less than the purchase price. The Company will use its cash and cash equivalents, and short-term investments to fund the redemption.
    Holders of the notes have the right to convert the notes into Common Stock of CIENA at any time prior to 5:00 p.m. (EST) on the close of the business day immediately preceding the redemption date. The notes are convertible into CIENA common stock, par value $0.01 per share, at a conversion rate of approximately 7.7525 shares per $1,000 principal amount held, subject to adjustment.
    To receive the redemption consideration, holders must follow the procedures described in the notice of redemption distributed by U.S. Bank National Association, the trustee under the indenture for the notes. Holders may address questions concerning the redemption to CIENA's Investor Relations Department at (888) 243-6223 or ir@CIENA.com.

    ABOUT CIENA

    CIENA Corporation delivers innovative network solutions to the world's largest service providers and enterprises, increasing the cost-efficiency of current services while enabling the creation of new carrier-class data services built upon the existing network infrastructure. Additional information about CIENA can be found at www.ciena.com.

    NOTE TO INVESTORS

    This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions of CIENA (the Company) that involve risks and uncertainties. Forward-looking statements in this release, including the expected net cash savings to CIENA, are based on information available to the Company as of the date hereof. The Company's actual results could differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with the Company's business, which include the risk factors disclosed in the Company's Report on Form 10-Q filed with the Securities and Exchange Commission on August 21, 2003. Forward looking statements include statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.


    CONTACT: CIENA Corporation
             Press Contacts:
             Denny Bilter or Aaron Graham
             877-857-7377
             pr@ciena.com
                 or
             Investor Contacts:
             Suzanne DuLong or Jessica Towns
             888-243-6223
             ir@ciena.com